ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                       FRONT STREET, INC.

     Pursuant to the applicable provisions of the Nevada Business Corporations Act, FRONT STREET, INC. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:
     FIRST:  The present name of the Corporation is FRONT STREET, INC.
SECOND: The following amendments to its Articles of Incorporation were adopted by majority vote of shareholders of the Corporation on February 7, 1994 in the manner prescribed by Nevada law.
     1.   Article I is amended to read as follows:
     Name. The name of the corporation shall be: EDUCATIONAL STORYBOOKS INTERNATIONAL, INC.
     THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 15,000,000.
     FOURTH: The number of shares voted for such amendments was 12,478,000 (83%) and the number of shares voted against such amendment was 0.
     FIFTH: This Amendment to the Certificate of Incorporation of FRONT STREET, INC. was authorized by a resolution of the Board of Directors and consent of all of the shareholders of the Corporation.

     DATED this   9th   day of February, 1994.

                                   FRONT STREET, INC.


                              By:  /s/ Lynn Dixon
                                       Lynn Dixon, President